EX-99.(14)(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Legg Mason ETF Investment Trust of our reports dated May 17, 2023 relating to the financial statements and financial highlights, which appear in Clearbridge Large Cap Growth ESG ETF’s and Clearbridge All Cap Growth ESG ETF’s Annual Reports, respectively, on Form N-CSR for the year ended March 31, 2023. We also consent to the reference to us under the headings “Independent Registered Accounting Firm” and “Exhibit B Financial Highlights of the All Cap Fund and the Large Cap Fund” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Francisco, California

March 4, 2024